News Release

Firsthand Technology Value Fund Portfolio Company Wrightspeed Announces $30 Million Order from NZ Bus

San Jose, CA, April 21, 2016 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that portfolio company Wrightspeed has announced a $30 million order from NZ Bus, New Zealand’s largest urban bus operator.

Wrightspeed will provide its award-winning powertrain technology – the RouteTM 500 – to NZ Bus, marking the company’s expansion into mass transit. The company has previously announced contracts with FedEx and The Ratto Group for delivery trucks and garbage/recycling trucks, respectively.

Wrightspeed, a 2013 investment, is one of the Fund’s largest investments, representing approximately 7.7% of the Fund’s preliminary net assets as of March 31, 2016.

“This partnership highlights Wrightspeed’s traction in the electric vehicle space and represents a significant milestone for the company as it moves to bring clean electric drivetrains to the markets with the highest cost-saving potential,” remarked Kevin Landis, Firsthand’s CEO.

Wrightspeed was founded by Tesla co-founder Ian Wright and is headquartered in San Jose, California. You can read the company’s original press release announcing the NZ Bus deal by visiting www.wrightspeed.com/press-releases.

About Firsthand Technology Value Fund
Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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News Release

The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as defined under the U.S. federal securities laws. Generally, the words "believe," "expect," "intend," "estimate," "anticipate," "project," "will," and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Heather Hohlowski
Firsthand Capital Management, Inc.
(408) 624-9525
vc@firsthandtvf.com